Exhibit 2.4

THIRD AGREEMENT TO AMEND AND EXTEND AGREEMENT OF MERGER AND
PLAN OF REORGANIZATION

THIS AGREEMENT TO AMEND AND EXTEND AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into on March 30, 2009, by and among ACROSS AMERICA FINANCIAL SERVICES, INC., a Colorado corporation ("Parent"), ACROSS AMERICA ACQUISITION CORP., a Colorado corporation ("Acquisition Corp."), which is a wholly-owned subsidiary of Parent, and APRO BIO PHARMACEUTICAL CORPORATION, a Colorado corporation (the "Company").

WHEREAS, the Parties have entered into an Agreement of Merger and Plan of Reorganization dated November 17, 2008 ("Agreement"), an Agreement to Amend and Extend Agreement of Merger and Plan of Reorganization dated February II, 2009 ("First Amendment"), and an Agreement to Amend and Extend Agreement of Merger and Plan of Reorganization dated March 11, 2009 ("Second Amendment"); and

WHEREAS, the Parties wish to further amend the Agreement to correct certain provisions.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.    Section 1.5(a)(ii) of the Agreement shall be amended to read as follows:

(ii) the shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock"), which shares at the Closing will constitute all of the issued and outstanding shares of capital stock of the Company, beneficially owned by the Stockholders listed in Schedule 2.4 (other than shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the BCA and not withdrawn or otherwise forfeited), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5 for each of the Stockholders, which shall be equal to one share of Parent Common Stock for each share of Company Common Stock (based on approximately 20,146,962 shares of Company Common Stock pre-Merger and approximately 3,164,989 shares of Parent Common Stock on a fully diluted basis allocated to the Stockholders post-Merger); and

2.    In all other respects, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:
ACROSS AMERICA FINANCIAL SERVICES, INC.
By:	/s/ Brian L. Klemsz
Brian L. Klemsz
President and Chief Executive Officer

ACQUISITION CORP.:

ACROSS AMERICA ACQUISITION CORP.
By:	/s/ Brian L. Klemsz
Brian L. Klemsz
President and Chief Executive Officer

THE COMPANY:

APRO BIO PHARMACEUTICAL CORPORATION

By:	/s/ Vicki D.E. Barone
Vicki D.E. Barone Chairman